As filed with the Securities and Exchange Commission on September 4, 2026.

Registration No. 333-297336

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Chilwa Minerals Limited
(Exact name of registrant as specified in its charter)

Australia	1400	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Chilwa Minerals Limited

Level 28, 140 St George’s Terrace

Perth, WA 6005
Australia
+61 8 6189 4924
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vcorp Services, LLC
25 Robert Pitt Drive, Suite 204
Monsey, New York 10952
Tel: +1 888 528 2677
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew Reilly Rimôn Level 2, 50 Bridge Street Sydney, NSW 2000, Australia +61 2 9055 6965 andrew.reilly@rimonlaw.com	Matthew Bernstein Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 mbernstein@egsllp.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such dates as the Commission, acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 (this “Amendment”) to our Registration Statement on Form F-1 (File No. 333-297336), initially filed on July 23, 2026 (the “Registration Statement”), is being filed as an exhibits-only filing to file (i) an updated Form of Representative’s Warrant as Exhibit 4.3, (ii) an updated Form of Global Warrant to Purchase ADSs (included in Exhibit 4.5) as Exhibit 4.4 and (iii) an updated Form of ADS Warrant Agent Agreement between Chilwa Minerals Limited and Computershare Inc., as warrant agent as Exhibit 4.5. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, including the signature page and the exhibit index and the filed exhibits. The remainder of the Registration Statement is unchanged and has been omitted from this Amendment.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. Indemnification of Directors and Officers.

Australian law. Australian law provides that a company or a related body corporate of a company may provide for indemnification of officers and directors, except to the extent of any of the following liabilities incurred as an officer or director of the company:

●	a liability owed to the company or a related body corporate of the company;

●	a liability for a pecuniary penalty order made under section 1317G or a compensation order under section 961M, 1317H, 1317HA, 1317HB 1317HC or 1317HE of the Corporations Act;

●	a liability that is owed to someone other than the company or a related body corporate of the company and did not arise out of conduct in good faith; or

●	legal costs incurred in defending an action for a liability incurred as an officer or auditor of the company if the costs are incurred:

●	in defending or resisting proceedings in which the person is found to have a liability for which they cannot be indemnified as set out above;

●	in defending or resisting criminal proceedings in which the person is found guilty;

●	in defending or resisting proceedings brought by the Australian Securities & Investments Commission or a liquidator for a court order if the grounds for making the order are found by the court to have been established (except costs incurred in responding to actions taken by the Australian Securities& Investments Commission or a liquidator as part of an investigation before commencing proceedings for a court order); or

●	in connection with proceedings for relief to the person under the Corporations Act 2001, in which the court denies the relief.

Constitution. Our Constitution provides that, except to the extent prohibited by the law and the Corporations Act and, to the extent that the officer is not otherwise indemnified by us pursuant to an indemnity, we indemnify every person who is or has been an officer of the Company against any liability or claim (other than legal costs that are unreasonable) incurred by that person as an officer. This includes any liability or claim incurred by that person in their capacity as an officer of a subsidiary of the Company where the Company requested that person to accept that appointment.

SEC Position. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. Recent Sales of Unregistered Securities.

Since July 1, 2023, the following changes have been made to our ordinary share capital:

●	On July 29, 2024, we issued 166,666 ordinary shares at an issue price of A$0.25, 166,666 ordinary shares at an issue price of A$0.30 and 166,667 ordinary shares at an issue price of A$0.40 upon the exercise of unquoted options granted in connection with a capital raising transaction.

●	On October 22, 2024, we issued 4,287,070 ordinary shares in a placement to institutional and individual investors at an issue price of A$0.86.

●	On November 5, 2024, we issued 1,139,546 ordinary shares comprising 813,965 shares under a share purchase plan and 325,581 shares at an issue price of A$0.86 in a placement to an individual

●	On January 16, 2025, we issued 2,638,851 ordinary shares at an issue price of A$0.86 in a placement to directors of the Company (Cadell Buss (9,000), Alexander Shaw (58,140), Manuel Mota (116,279)) and major shareholder (Luso Global Mining BV) (2,455,432).

●	On July 30, 2025, we issued 2,500,000 ordinary shares upon the exercise of performance rights by a director, employee and former employees (Cadell Buss (1,721,740), Pauline Blundell (75,000), John Lewis (175,000), and Philip Lucas (528,260)).

●	On August 4, 2025, we issued 198,886 ordinary shares at an issue price of A$0.25, 249,911 ordinary shares at an issue price of A$0.30 and 102,605 ordinary shares at an issue price of A$0.40 upon the exercise of unquoted options granted in connection with a capital raising transaction.

●	On August 7, 2025, we issued 3,544,922 ordinary shares at an issue price of A$1.05 in a placement to institutional and individual investors.

●	On August 14, 2025, we issued 258,535 ordinary shares at an issue price of A$0.25, 8,535 ordinary shares at an issue price of A$0.30 and 8,535 ordinary shares at an issue price of A$0.40 upon the exercise of unquoted options granted in connection with a capital raising transaction.

●	On September 9, 2025, we issued 338,096 ordinary shares at an issue price of A$1.05 in a placement to institutional and individual investors.

●	On September 11, 2025, we issued 190,000 ordinary shares at an issue price of A$0.25 upon the exercise of unquoted options granted in connection with a capital raising transaction.

●	On October 10, 2025, we issued 47,619 ordinary shares at an issue price of A$1.05 in placement to directors (Cadell Buss (28,571) and Alexander Shaw (19,048)).

●	On October 21, 2025, we issued 180,250 ordinary shares at an issue price of A$0.30 upon the exercise of unquoted options granted in connection with a capital raising transaction.

●	On October 31, 2025, we issued 3,891,666 ordinary shares at an issue price of A$1.20 in a placement to institutional and individual investors.

●	On November 5, 2025, we issued 1,087,667 ordinary shares at an issue price of A$1.20 in a placement to institutional and individual investors.

●	On November 6, 2025, we issued 18,250 ordinary shares at an issue price of A$0.25 upon the exercise of unquoted options granted in connection with a capital raising transaction.

●	On November 7, 2025 we issued 7,500,000 ordinary shares upon the exercise of Class A performance rights by Luso Global Mining BV.

●	On November 20, 2025, we issued 180,249 ordinary shares at an issue price of A$0.40 upon the exercise of unquoted options granted in connection with a capital raising transaction.

●	On November 27, 2025, we issued 56,250 ordinary shares at an issue price of A$0.30 upon the exercise of unquoted options granted in connection with a capital raising transaction.

●	On January 15, 2026, we issued 28,146 ordinary shares at an issue price of A$0.25 upon the exercise of unquoted options granted in connection with a capital raising transaction.

●	On January 19, 2026, we issued 1,708,527 ordinary shares at an issue price of A$1.20 in a placement to directors and related parties (Cadell Buss (16,667), José Martins (191,860) and Mota Gestão e Participações SGPS SA (1,500,000)).

●	On February 19, 2026, we issued 8,042 ordinary shares at an issue price of A$0.25, 55,146 ordinary shares at an issue price of A$0.40 upon the exercise of unquoted options granted in connection with a capital raising transaction.

●	On May 21, 2026, we issued 48,250 ordinary shares at an issue price of A$0.25 and 30,537 ordinary shares at an issue price of A$0.40 upon the exercise of unquoted options granted in connection with a capital raising transaction

None of the foregoing transactions involved any underwriter, underwriting discounts or commissions, or any public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

ITEM 8. Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit	Description
1.1#	Form of Underwriting Agreement
3.1#	Constitution of Chilwa Minerals Limited
4.1#	Form of Deposit Agreement between Chilwa Minerals Limited and The Bank of New York Mellon as Depositary
4.2#	Form of American Depositary Receipt (included in Exhibit 4.1)
4.3	Form of Representative’s Warrant
4.4	Form of Global Warrant to Purchase ADSs (included in Exhibit 4.5)
4.5	Form of ADS Warrant Agent Agreement between Chilwa Minerals Limited and Computershare Inc., as warrant agent
5.1#	Opinion of Rimon regarding the validity of the ordinary shares being issued and the ordinary shares underlying the warrants
5.2#	Opinion of Rimon regarding the validity of the warrants
10.1#	Executive Services Agreement between Chilwa Minerals Limited and Cadell Buss, dated July 1, 2023
10.2#	Engagement Letter between Chilwa Minerals Limited and Mark Laybourn, dated February 17, 2026
21.1#	List of subsidiaries of Registrant
23.1#	Consent of BDO Audit Pty Ltd
23.2#	Consent of Rimon (included in Exhibit 5.1)
23.3#	Consent of Rimon (included in Exhibit 5.2)
24.1#	Power of Attorney (included in signature page to Registration Statement)
107#	Filing Fee Table

#	previously filed

ITEM 9. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Perth, Australia on September 4, 2026.

Chilwa Minerals Limited

By:	/s/ Cadell Buss
Name:	Cadell Buss
Title:	Chief Executive Officer and Managing Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Cadell Buss	Chief Executive Officer and Managing Director	September 4, 2026
Cadell Buss	(principal executive officer)

/s/ Mark Laybourn	Chief Financial Officer	September 4, 2026
Mark Laybourn	(principal financial officer and principal accounting officer)

*	Chairman	September 4, 2026
Alexander Shaw

*	Director	September 4, 2026
Manuel Mota

*	Director	September 4, 2026
José Martins

*	Director	September 4, 2026
Graham Hewson

*By:	/s/ Cadell Buss
Cadell Buss
Attorney-in-fact

Signature of Authorized U.S. Representative of the Registrant

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Chilwa Minerals Limited, has signed this Amendment No. 4 to the Registration Statement on September 4, 2026.

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director